SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

FORM S-1

PRE-EFFECTIVE AMENDMENT NUMBER 1 TO

REGISTRATION STATEMENT NUMBER 333-200195

Ameriprise Step-Up Rate Certificate

UNDER

THE SECURITIES ACT OF 1933

AMERIPRISE CERTIFICATE COMPANY

(Exact name of registrant as specified in charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

6725

(Primary Standard Industrial Classification Code Number)

41-6009975

(I.R.S. Employer Identification No.)

70100 Ameriprise Financial Center, Minneapolis, MN 55474, (612) 671-3131

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tara Tilbury - 5228 Ameriprise Financial Center,

Minneapolis, MN 55474, (612) 671-7981

(Name, address, including zip code, and telephone number, including area code, of agent for service)

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION | PRELIMINARY PROSPECTUS | DATED AS OF APRIL 24, 2015
Ameriprise Step-Up Rate Certificate
Prospectus April 29, 2015
Ameriprise Step-Up Rate Certificate	• Purchase this certificate in any amount from $5,000 through $2 million. • Select a term of two, three or four years. • Option to step up to a higher interest rate (if available) during the term.
• Invest in successive terms up to a total of 20 years from the issue date of the certificate.• 2% withdrawal charge applies for withdrawals during a term in excess of 10% of principal*.
Earn rates guaranteed by Ameriprise Certificate Company for the term you choose. Available for new sales effective May 9, 2015.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Ameriprise Certificate Company is not a bank, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency.
Ameriprise Certificates are backed by the assets of Ameriprise Certificate Company.
The distributor is not required to sell any specific amount of certificates.
Issuer: Ameriprise Certificate Company, 70100 Ameriprise Financial Center, Minneapolis, MN 55474, (800) 862-7919 (toll free)
Distributor: Ameriprise Financial Services, Inc.
*	Certain waivers apply. See product specific pages.

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

Initial Interest Rates for Ameriprise Step-Up Rate Certificate
Available for new sales effective May 9, 2015.
Ameriprise Certificate Company (ACC) guarantees a fixed minimum rate of interest for each term. For your initial term, the rate will be within a specified range of the Non-Jumbo Deposits National Rates as published by the FDIC. ACC also guarantees that your rate for the initial term will never be less than 0.00%, even if the published range noted falls below 0.00%. See “About the Certificate” for more explanation.
Here are the interest rates in effect on April 29, 2015:
Term	Interest rate*	Effective annualized yield**
2 years	0.70%	0.70%
3 years	0.90%	0.90%
4 years	0.90%	0.90%
*	Rates may depend on the factors described in “Rates for New Purchases” and “Promotions and Pricing Flexibility” under “About the Certificate.”
**	Assuming monthly compounding.
These rates are subject to change and may not be available when you apply to purchase your certificate. Rates for future terms are set at the discretion of ACC and may also differ from the rates shown here. See “Rates for New Purchases” under “About the Certificate” for further information or go to ameriprise.com/cashrates for current rates.
Risk Factors
You should consider the following when investing in Ameriprise Certificates:
These certificates are backed solely by the assets of ACC. Although ACC’s qualified assets on deposit currently exceed the deposit amounts required by applicable regulations, if there are losses on ACC’s assets, ACC may not have sufficient resources to meet its obligations, including making interest and/or principal payments on your certificates.
Most of our assets are debt securities and are subject to the following risks:
Interest rate risk: Interest rate risk is the risk of losses attributable to changes in interest rates. When interest rates rise, bond prices generally fall. In general, the longer the maturity or duration of a bond, the greater its sensitivity to changes in interest rates. Interest rate changes also may increase prepayments of debt obligations. See “How Your Money Is Used and Protected.”
Credit risk: This is the risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015	1

(such as payments due on a bond or note). Credit ratings of the issuers of securities in our portfolio vary. See “How Your Money Is Used and Protected.”
Market risk: The market value of securities may fall or fail to rise. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of securities may fluctuate, sometimes rapidly and unpredictably.
Early withdrawal risk: Early withdrawal risk is the risk of paying a withdrawal penalty if you withdraw money before the end of a term. See “Full and Partial Withdrawals.”
Step-up risk: In most circumstances, you will receive a lower initial rate than other comparable products because of the step-up feature. If you do not step up your rate during the term, either due to rate environment or lack of action, you may receive a lower yield than if you had invested in a comparable term length product that does not include a step-up option.

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Ameriprise Certificate Company and Ameriprise Financial, Inc.
Ameriprise Financial, Inc. (Ameriprise Financial) is the parent company of the Ameriprise Certificate Company, the issuer of Ameriprise Certificates.
Ameriprise Financial and its subsidiaries provide a variety of services to Ameriprise Certificate Company:
Company Name	Services
Columbia Management Investment Advisers, LLC	Investment Management Services
Ameriprise Financial, Inc. (Ameriprise Financial)	Administrative Services
Ameriprise Financial Services, Inc. (Ameriprise Financial Services)	Distribution Services
Columbia Management Investment Services Corp.	Transfer Agent Services
Ameriprise Trust Company	Custodian Services
In this prospectus, “we,” “us,” “our,” and “ours” refer to ACC, Columbia Management Investment Advisers, LLC, Columbia Management Investment Services Corp., Ameriprise Financial or Ameriprise Financial Services and “you,” “your,” and “yours” refer to the owner of the Certificate.
READ AND KEEP THIS PROSPECTUS
This prospectus section describes terms and conditions of your Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to vary the terms and conditions of the Certificate from those described in the prospectus, or to bind ACC by any statement not in it.

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015	3

Ameriprise Step-Up Rate Certificate
About the Certificate
INVESTMENT AMOUNTS AND TERMS
You may purchase the Ameriprise Step-Up Rate Certificate in any amount from $5,000, payable in U.S. currency. Unless you receive prior approval from ACC, your total amount paid in over the life of the certificate, less withdrawals, cannot exceed $2 million.
After determining the amount you wish to invest, you select a term of two, three or four years for which ACC will guarantee an initial interest rate.
•	If you select a two-year or three-year term, you will have one opportunity to step up your rate during the term.
•	If you select a four-year term, you will have two opportunities to step up your rate during the term.
ACC will guarantee each step-up rate for the remainder of the term.
ACC guarantees your principal and interest. For renewals, generally you will be able to select any of the terms offered. But if your certificate is nearing its 20-year maturity, your term will automatically renew to the longest term available that will not exceed the 20-year maturity. You will not be allowed to select a term that would carry the certificate past its maturity date.
The certificate may be used as an investment for your Individual Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. If so used, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law.
FACE AMOUNT AND PRINCIPAL
The face amount of the certificate is the amount of your initial investment, and will remain the same over the life of the certificate.
The principal is the amount that is reinvested at the beginning of each subsequent term and is calculated as follows:
Principal equals	Face amount (initial investment)
plus	At the end of a term, interest credited to your account during the term
minus	Any interest paid to you in cash
plus	Any additional investments
minus	Any withdrawals, fees and applicable penalties

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For example, assume your initial investment (face amount) of $5,000 has earned $75 of interest during the term. You have not taken any interest as cash, or made any withdrawals. You have invested an additional $2,500 at the beginning of the next term. Your principal for the next term will equal:
	$5,000	Face amount (initial investment)
plus	75	Interest credited to your account
minus	(0)	Interest paid to you in cash
plus	2,500	Additional investment
minus	(0)	Withdrawals
	$7,575	Principal at the beginning of the next term
VALUE AT MATURITY
You may continue to invest for successive terms up to a total of 20 years. Your certificate is scheduled to mature 20 years from its issue date. However, depending upon the terms chosen during the life of the certificate, it may mature earlier if renewing your certificate would extend the next term past 20 years. At maturity, you will receive a distribution for the value of your certificate unless you request to reinvest those proceeds into another certificate or investment. The distribution will be the total of your purchase price, plus additional investments and any credited interest not paid to you in cash, less any withdrawals and penalties.
RECEIVING CASH DURING THE TERM
If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in “How to Invest and Withdraw Funds.”
INTEREST
Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month on the monthly anniversary of the issue date.
ACC declares and guarantees a fixed rate of interest for each term during the life of your certificate. We calculate the amount of interest you earn each certificate month by:
•	applying the interest rate then in effect to your balance each day, and
•	adding these daily amounts to get a monthly total
Interest is calculated on a 30-day month and 360-day year basis.
RATES FOR NEW PURCHASES
ACC has complete discretion to determine whether to accept an application, sell a certificate, or accept additional payments into a certificate. When your completed application is accepted, and we have received your initial investment,

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015	5

we will send you a confirmation showing the rate that your investment will earn for the first term. ACC guarantees that when rates for new purchases take effect, the rates will be within a specified range of the Non-Jumbo Deposits National Rates as published by the FDIC.
ACC guarantees that your rate for your initial term will be:
2 years	Within a range from 5 basis points (0.05%) below to 95 basis points (0.95%) above the Non-Jumbo Deposits National Rate published for 24-month CDs.
3 years	Within a range from 15 basis points (0.15%) above to 115 basis points (1.15%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.
4 years	Within a range from 15 basis points (0.15%) above to 115 basis points (1.15%) above the Non-Jumbo Deposits National Rate published for 36-month CDs.
ACC also guarantees that your rate for the initial term will not be less than 0.00%, even if the published ranges fall below 0.00%. ACC may also offer different rates or terms to new clients, existing clients, or to individuals who have purchased other products or used other services of Ameriprise Financial or its subsidiaries, and may offer some terms only in selected distribution channels. We also may offer different rates based on your amount invested, your geographic location and whether the certificate is purchased for an IRA or for a qualified retirement account.
The Non-Jumbo Deposits National Rate is a simple average of rates paid by U.S. depository institutions as calculated by the FDIC. Ameriprise Step-Up Rate Certificates are not FDIC insured. Each Monday we will use the Non-Jumbo Deposits National Rates published by the FDIC for establishing the rates starting Wednesday of the following week.
Information on current Non-Jumbo Deposits National Rates can be obtained on the internet at fdic.gov/regulations/resources/rates/index.html.
If the Non-Jumbo Deposits National Rates are no longer publicly available or feasible to use, ACC may use another similar index as a guide for setting rates.
Rates for new purchases are reviewed and may change weekly. The rate you receive will be the higher of:
•	the rate in effect on the date your completed application is accepted by us and funds are received; or
•	the rate in effect seven days before that date.
Rates for future terms: Interest rates on your certificate for future terms may be greater or less than the rates you receive during your first term. In setting future interest rates, a primary consideration will be the prevailing investment climate, including the Non-Jumbo Deposits National Rates. Nevertheless, we have complete discretion as to what interest rate is declared beyond the initial term. In advance of each term, we will send you notice of the rate that your certificate will earn for that term. If the Non-Jumbo Deposits National Rates are no longer

6	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

publicly available or feasible to use, ACC may use another similar index as a guide for setting rates.
Performance: The certificate is new as of the date of this prospectus and therefore performance information is not available.
STEP-UP RATES
Your certificate offers the opportunity to “step-up” the rate during the term of your certificate.
•	If you are invested in a two-year or three-year term, you will have one step-up opportunity during the term. If you elect to step up, you will then receive the new interest rate from the time of the step-up until the end of your current term.
•	If you are invested in a four-year term, you will have two step-up opportunities during the term. Your first step-up will be in effect until a second step-up in rate or, if you do not elect a second step-up during the term, until the end of your current term.
The current term length does not change if a step-up election is made. You must contact your advisor or our corporate office to request a step-up in rate.
The rate to which you can step up will be the then-current new purchase rate for the same term as your current certificate term. For example, if you are in a two-year term, you can step up to the then-current new purchase rate for a two-year Step-Up Rate Certificate for the remainder of your term. We will post current new purchase rates at our website (currently Ameriprise.com/cashrates).
You are responsible for choosing whether and when to request a step-up in rate for your certificate during the initial and subsequent terms and communicating your request to your advisor or our corporate office. Please see the inside back cover for contact information. Your new interest rate will be effective on the date the step-up option is elected and communicated to us. If the step-up election is received after business hours, you will receive the interest rate in effect on the next business day.
Step-up requests can be made on any business day during the term, meaning you do not have to wait for a rate change or monthly anniversary to elect to step-up.
Rates available for Step-Up – First Term
The range for new purchase rates at the time of your step-up will be governed by the ranges published in the “Rates for new purchases” section of the then-current prospectus for New Purchases of the Step-Up Rate Certificate; however, that range could be different from the range in the prospectus in effect at the time of your initial purchase. Therefore, we guarantee that the rates available for step-up during your first term will not be less than the bottom of the range relative to the Non-Jumbo Deposits National Rate noted for your selected term under Rates for New Purchases in the prospectus in effect at the time of your initial purchase.

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Rates available for Step-Up – Subsequent Terms
Minimum step-up rates for your second and subsequent terms are not guaranteed to be within the rate ranges for new purchases established in this prospectus; however, the then-current new purchase rates will still serve as the basis for your step-up option during second and subsequent terms and a minimum step-up rate relative to an index will be provided in your term renewal letter.
The following example illustrates how the step-up feature functions for a 2-year term. All rates and ranges are illustrative. Actual ranges relative to the index are described under “Rates for New Purchases.”
	At Purchase	12 months after purchase	18 months after purchase
Non-Jumbo Deposits National Rate for 24-month CDs (NJDNR)	0.50%	1.25% (75 basis points higher than at purchase)	2.00% (150 basis points higher than at purchase)
Rate range for new purchases	10 basis points below to 90 basis points above the NJDNR = 0.40% to 1.40%	N/A	N/A
Minimum rate for step-up basis	N/A	1.15% (10 basis points below the NJDNR)	1.90% (10 basis points below the NJDNR)
Actual rate for new purchases	0.75%	1.20% (45 basis points higher than at purchase)	2.55% (180 basis points higher than at purchase)
Potential action	Purchase a new 2-year term with a guaranteed rate of 0.75%	Elect to step-up to 1.20% for the remainder of the term (12 months)	Elect to step-up to 2.55% for the remainder of the term (6 months)
This example illustrates how it is possible that the step-up basis (actual rate for new purchases) could increase more or less than the index, but is guaranteed to exceed the minimum step-up basis.
This second example illustrates how it is possible that the NJDNR does not increase enough to guarantee a step-up opportunity.
	At Purchase	12 months after purchase	18 months after purchase
Non-Jumbo Deposits National Rate for 24-month CDs (NJDNR)	0.50%	0.65% (15 basis points higher than at purchase)	0.85% (35 basis points higher than at purchase)
Rate range for new purchases	10 basis points below to 90 basis points above the NJDNR = 0.40% to 1.40%	N/A	N/A

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	At Purchase	12 months after purchase	18 months after purchase
Minimum rate for step-up basis	N/A	0.55% (10 basis points below the NJDNR)	0.75% (10 basis points below the NJDNR)
Actual rate for new purchases	0.75%	0.75% (same as at purchase)	0.75% (same as at purchase)
Potential action	Purchase a new 2-year term with a guaranteed rate of 0.75%	No step-up available (rate unchanged)	No step-up available (rate unchanged)
How to Invest and Withdraw Funds
BUYING YOUR CERTIFICATE
Your financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. If you purchase your certificate other than through a financial advisor of Ameriprise Financial Services — for example, through a direct marketing channel — you may be given different purchase instructions. We will process the application at our corporate offices in Minneapolis, Minnesota. When we have accepted your application and received your initial investment, we will send you a confirmation of your purchase, indicating your account number and applicable rate of interest for your first term, as described under “Rates for New Purchases.” See “Purchase policies” below.
Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is your Social Security Number, Individual Taxpayer Identification Number, or Employer Identification Number. See “Taxes on Earnings and Withdrawals.”
Purchase policies
•	Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day. We reserve the right to change this cut-off time in the future.
•	You have 15 days from the date of purchase to cancel your investment without penalty by either writing or calling us at the address or phone number on the back of this prospectus. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.
•	If you purchase a certificate with a personal check or other non-guaranteed funds, we will wait one business day for the process of converting your check to federal funds (e.g., monies of member banks with the Federal Reserve Bank) before your purchase will be accepted and you begin earning interest. For information on how to avoid this delay, for example by using a certified check, please call us at the telephone numbers listed on the back cover.

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•	ACC has complete discretion to determine whether to accept an application and sell a certificate or accept additional investments into a certificate.
A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See “Retirement Plans: Special Policies.”
ADDITIONAL INVESTMENTS
Additional investments are not allowed during a term; however, you may make investments within 15 calendar days after the end of a term (the grace period) as well as during the 15-day period following date of purchase. Investments added to your certificate during the grace period will increase the principal balance for purposes of the 10% withdrawal feature described under “Full and Partial Withdrawals.”
Additional investments may be in any amount so long as your total investment, less withdrawals, does not exceed $2 million, unless you receive prior approval from ACC to invest more. You will earn interest on additional investments from the date we accept them. ACC will send a confirmation of additional investments.
If you add to a certificate purchased other than through a financial advisor, you may be given different instructions regarding additional investments.
The interest rate for these additional investments is the rate then in effect for your account.
For additional information on Buying, Selling and Transferring Certificates see page 14.
FULL AND PARTIAL WITHDRAWALS
•	You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. We reserve the right to change the minimum withdrawal amount in the future. If you purchase this certificate for an IRA, 401(k) or other retirement plan account, early withdrawals or cash payments of interest taken prematurely may be subject to IRS tax and penalty.
•	If you withdraw during a certificate month, you will earn interest for the month on the amount withdrawn up to the date of the withdrawal.
•	Complete withdrawal of your certificate is made by giving us proper instructions. To complete these transactions, see “How to Request a Withdrawal or Transfer.”
•	Full and partial withdrawals of principal are subject to penalties, described below.
•	Interest payments in cash may be sent to you at the end of each certificate month, quarter, or on a semiannual or annual basis as long as the interest amount is at least $5.

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•	You may not otherwise make a partial withdrawal if it would reduce your certificate balance to less than $5,000. If you request such a withdrawal, we will contact you for revised instructions.
•	Scheduled partial withdrawals may be made monthly, quarterly, semiannually, annually and at term end.
•	Withdrawals made during the grace period following the end of the term (15 calendar days) are not subject to a withdrawal charge.
•	In certain circumstances, at your request, ACC may allow you to receive the proceeds of your redemption “in-kind,” meaning that you receive securities instead of cash.
Penalties for early withdrawal: When you request a full or partial withdrawal, we pay the amount you request:
•	first from interest accrued then from interest credited during the current term,
•	then from the principal of your certificate.
Any withdrawals during a term are deducted from the principal and are used in determining any withdrawal charges.
You may not make a partial withdrawal if it would reduce your certificate balance to less than $5,000. If you request such a withdrawal, we will contact you for revised instructions.
For withdrawals during the term of more than the interest credited and accrued for that term and over 10% of the certificate’s principal, a 2% withdrawal penalty will be deducted from the account’s remaining balance.
For example, assume you invest $20,000 in a certificate and select a two-year term. A little over a year later assume you have earned $150 in interest. The following demonstrates how the withdrawal charge is deducted:
When you withdraw a specific amount of money in excess of the interest, we would have to withdraw additional funds from your account to cover the withdrawal charge. For instance, suppose you request a $5,000 check. The first $150 paid to you is interest earned that term, the next $2,000 is 10% of principal, and not subject to the withdrawal penalty, and the remaining $2,850 paid to you is principal over the 10% limit. We would send you a check for $5,000 and deduct a withdrawal charge of $57.00 ($2,850 x 2%) from the remaining balance of your certificate account. Your new balance would be $15,093 ($20,150 – $5,057).
Total investments	$20,000
Interest credited	150
Total balance	$20,150

Requested check	$ 5,000
Credited interest withdrawn	(150)
10% of principal — not subject to penalty	(2,000)

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Remaining portion of requested withdrawal — subject to penalty	$2,850
Withdrawal penalty percent	2%
Actual withdrawal penalty	$ 57

Balance prior to withdrawal	$20,150
Requested withdrawal check	(5,000)
Withdrawal penalty	(57)
Total balance after withdrawal	$15,093
Penalty exceptions: ACC never imposes a penalty for withdrawal of interest. In addition, you may withdraw up to 10% of your principal during the term without being assessed a withdrawal penalty by ACC. The principal available for the 10% no-penalty withdrawal feature is the balance in the certificate at the beginning of the term plus or minus any deposits or withdrawals made during the grace period.
The following example demonstrates how this feature works:
•	Assume your certificate balance is $5,000. During the grace period you add $500, bringing the principal to $5,500.
•	At any time during the term you could withdraw up to $550 of principal with no penalty assessed by ACC.
Any withdrawals following the grace period will not change the principal amount used to determine the amount available for the 10% no-penalty withdrawal feature.
Also, the 2% penalty is waived:
•	upon death of the certificate owner and for six months after the estate settlement has been processed by ACC.
•	when this certificate is owned by a revocable or irrevocable trust upon death of any grantor of the revocable or irrevocable trust.
•	on withdrawals for IRA certificate accounts and for certificate accounts in other qualified plans for your required minimum distributions at age 70 1⁄2. See “Retirement Plans: Special Policies.”
Any withdrawals that result in a distribution from your IRA may be subject to income taxation and tax penalties.
For more information on withdrawal charges, talk with your financial advisor or call us at the telephone number inside the back cover.
WHEN YOUR CERTIFICATE TERM ENDS
Shortly before the end of the term you have selected for your certificate, we will send you a notice indicating the interest rate that will apply to the certificate for the new term. When your certificate term ends we will automatically renew your certificate for the same term length. However, if your certificate is nearing its 20-year maturity, your term will automatically renew to the longest term available that will not exceed the 20-year maturity. You may select a different

12	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

term prior to the end of the grace period but you will not be allowed to select a term that would carry the certificate past its maturity date.
The interest rates that will apply to your new term will be those in effect on the day the new term begins. We will send you a confirmation showing the rate of interest that will apply to the new term you have selected. This rate of interest will not change during that term unless you utilize the step-up option to increase your rate for the remainder of your term.
Grace period:
A grace period of 15 calendar days follows the end of a term. During the grace period, you may:
•	Select a different term; however, you will not be allowed to select a term that would carry the certificate past its maturity date,
•	Withdraw your certificate without a withdrawal charge, or
•	Add to your investment. See “Additional Investments” under “How to Invest and Withdraw Funds.”
Other full and partial withdrawal policies
•	If you request a partial or full withdrawal of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 days from the date of your payment before ACC mails a check to you.
•	If your certificate is pledged as collateral, any withdrawal or maturity will be delayed until we get approval from the secured party.
•	Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.

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General Information
This information is current as of the date of this prospectus. These instructions may change in the future. Please contact your financial advisor or contact us at one of the numbers inside the back cover if you want to confirm these instructions.
Buying, Selling and Transferring Certificates
HOW TO MAKE INVESTMENTS
By phone
Contact your financial advisor or call us at one of the telephone numbers listed on the inside back cover to set up one of the following plans for lump sum investments:
•	Bank authorization (automatic deduction from your account)
•	Automatic payroll deduction
•	Direct deposit of social security check
•	Other plan approved by ACC
To cancel a bank authorization, you must instruct ACC in writing or by phone. We must receive notice at least three business days before the date funds would normally be withdrawn from your bank account.
By mail
For lump sum investments, send your check, by regular or express mail, along with your name and account number to:
Ameriprise Financial Services
70200 Ameriprise Financial Center
Minneapolis, MN 55474
By wire
If you have an established account, you may wire money to:
Wells Fargo Bank MN, NA
6th Street Marquette Ave
Minneapolis, MN 55479
Wire Routing Number: 121-000-248
Give these instructions: Credit Ameriprise Financial Services Account #0000030015 for personal account # (your personal number) for (your name). Please be sure to include all 10 digits of the Ameriprise Financial Services account number, including the zeros.
If this information is not included, the order may be rejected and all money received, less any costs we incur, will be returned promptly.

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•	Minimum amount for each wire investment: $1,000.
•	Wire orders can be accepted only on days when your bank, Ameriprise Financial and its affiliates and Wells Fargo Bank Minnesota, N.A. are open for business.
•	Wire purchases are completed when wired payment is received and we accept the purchase.
•	Wire investments must be received and accepted in our Minneapolis headquarters on a business day before 3 p.m. Central time to be credited that day. Otherwise your purchase will be processed the next business day.
•	We are not responsible for any delays that occur in wiring funds, including delays in processing by the bank.
•	You must pay for any fee the bank charges for wiring.
TRANSFERS TO OTHER ACCOUNTS
You may transfer part or all of your certificate to any other Ameriprise Certificate or into another new or existing Ameriprise Financial Services account within the same household group and in which you are an owner of both accounts. Transfers to another Ameriprise Financial Services account with different ownership or outside of the same household group may require a written request.
HOW TO REQUEST A WITHDRAWAL OR TRANSFER
By phone
Call your financial advisor or one of the telephone numbers listed on the inside cover.
•	Maximum telephone withdrawal request: $100,000 for ACH and check delivery. Wire requests and internal exchanges have no maximum.
•	Transfers into an Ameriprise Financial Services account within the same household group for owners of those accounts.
•	We will honor any telephone withdrawal or transfer request believed to be authentic and will use reasonable procedures to confirm authenticity.
You may request that telephone withdrawals not be authorized from your account by giving us a written request signed by all account owners.
By mail
Send your name, account number and request for a withdrawal or transfer, by regular or express mail, to:
Ameriprise Financial Services
70100 Ameriprise Financial Center
Minneapolis, MN 55474
Written requests are required for:

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015	15

•	Withdrawals over $100,000.
•	Transfers to another Ameriprise Financial Services account with different ownership. All current registered owners must sign the request.
•	Withdrawals to special payees.
HOW TO RECEIVE PAYMENT WHEN YOU WITHDRAW FUNDS
By regular or express mail
•	Mailed to address on record; please allow seven days for mailing.
•	Payable to name(s) listed on the account.
•	The express mail delivery charges you pay will vary depending on the courier you select. We will deduct the fee from your remaining certificate balance, provided that balance would not be less than $5,000. If the balance would be less than $5,000, we will deduct the fee from the proceeds of the withdrawal.
By wire
•	Minimum wire amount: $1,000.
•	Request that money be wired to your bank.
•	Bank account must be in same ownership as the ACC account.
•	Pre-authorization required. Complete the bank wire authorization section in the application or use a form supplied by your financial advisor. All registered owners must sign.
•	Applicable wire charges will be deducted from your balance for partial withdrawals or from the proceeds of a full withdrawal.
By electronic transfer
•	Available for pre-authorized scheduled partial withdrawals and other full or partial withdrawals.
•	No charge.
•	Deposited electronically in your bank account or to certain other Ameriprise Financial Services account.
•	Allow two to five business days from request to deposit.
RETIREMENT PLANS: SPECIAL POLICIES
•	If the certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the certificate apply to the plan as the owner of the certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant’s benefit under the plan is administered. These terms may differ from the terms of the certificate.
•	If your certificate is held in a custodial or investment only retirement plan,

16	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

special rules may apply at maturity. If no other investment instructions are provided directing how to handle your certificate at maturity, the full value of the certificate may transfer to a new or existing cash management account or Ameriprise Cash Reserve Certificate.
•	Ameriprise certificates do not charge IRA custodial fees; however, fees (including custodial fees) related to non-certificate products (e.g., brokerage accounts) you may hold may be withdrawn from your certificate according to the terms of your plan. It may reduce the amount payable at maturity or the amount received upon an early withdrawal.
•	Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax penalties.
•	If applicable, we will waive withdrawal penalties on withdrawals for qualified retirement plan and IRA certificate accounts for your required minimum distributions.
•	If your certificate is held in an IRA, special rules may apply at maturity. If no other investment instructions are provided directing how to handle your certificate at maturity, you will receive a distribution for the full value of your certificate, less 10% federal withholding unless we are notified ahead of time not to withhold.
•	If you withdraw all funds from your last account in an IRA at Ameriprise Trust Company, a plan termination fee may apply as set out in Your Guide to IRAs, the disclosure information received when you opened your account. This fee may be paid from your certificate proceeds.
•	The termination fee will be waived if a withdrawal occurs after you have reached age 70 1⁄2 or upon the owner’s death.
•	Ameriprise certificates are not offered in 403(b) plans.
COVERDELL EDUCATION SAVINGS ACCOUNT
Ameriprise Certificates are not offered in a Coverdell Education Savings Account.
WITHDRAWAL AT DEATH
If a certificate is surrendered upon the client’s death, any applicable surrender charge will be waived.
TRANSFER OF OWNERSHIP
While a certificate is not negotiable, ACC will transfer ownership upon your written notification. However, if you have purchased your certificate for a 401(k) plan or other qualified retirement plan, or an IRA you may be unable to transfer or assign the certificate without losing the account’s favorable tax status. Please consult your tax advisor.

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FOR MORE INFORMATION
For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your financial advisor or call us at the telephone numbers listed on the back cover.
If you purchase your certificate other than through a financial advisor, you may be given different purchase and withdrawal instructions.
Taxes on Earnings and Withdrawals
The following is a general description of the federal income tax consequences of holding certificates. This description applies to cash-method individual taxpayers holding a certificate in a taxable account. Individual tax circumstances vary. The following does not address the tax consequences of ownership of a certificate through an IRA, 401(k) or other tax qualified retirement plan account, does not address the taxation of certificates under state, municipal, or foreign law, and does not cover all tax consequences arising from the ownership of a certificate. It is possible that changes in tax laws or interpretations may result in changes to the taxation of certificates or tax reporting for certificates. The tax consequences described in this prospectus are based on the issuer’s interpretation of current law, based on the assumption that Ameriprise Certificates should be subject to taxation in a manner similar to comparable financial products. The issuer has not received an IRS ruling, or an opinion of counsel verifying the tax consequences described herein. As always, before purchasing an Ameriprise Certificate, you should consult your own tax advisor as to all tax consequences of certificate ownership.
TAXATION OF CERTIFICATES
The taxation of certificates varies by product. The Internal Revenue Code and Treasury Regulations do not specifically address the taxation of financial products with all of the unique features of the Ameriprise Step-Up Rate Certificate. The following summary of the OID rules is one possible interpretation of the tax rules that could apply to these certificates, and we will apply these OID rules to Ameriprise Step-Up Rate Certificates.
Under the OID rules, payments that are contingent upon future events, such as interest on the Ameriprise Step-Up Rate Certificate, could be considered OID instead of qualified stated interest (QSI). OID must be accrued and taxed annually as interest income. Consequently, a cash-basis taxpayer is taxed in a year on the amount of OID accrued for that year rather than actual payments credited to the account.
We consider the Ameriprise Step-Up Rate Certificate to be a contingent payment debt instrument (CPDI), subject to the non-contingent bond method, which requires certificate holders to accrue original issue discount on the Ameriprise Step-Up Rate Certificate at a constant yield over the certificate’s term, as if the

18	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

certificate was a fixed interest rate product. The amount of original issue discount accrued in each year is based on the “comparable yield” and the “projected payment schedule” for the certificate, which we will provide upon request. The comparable yield and the projected payment schedule are used only for tax purposes, and are not representations of the actual yield or actual payments on a certificate. The projected amount of each contingent payment (including participation interest and minimum interest), as of the date of issuance, is used to determine the rate of OID accrual. The projected amount of each contingent payment is based on market information, if available. If the contingent payments are greater than the amount of OID accrued, the difference is treated as additional OID. If a contingent payment is less than the projected payment the difference is treated first as an offset to OID accruing in the year of the contingent payment, and any excess is treated as an ordinary loss, to the extent of net OID accrued in prior years. Any ordinary loss is not subject to the 2% limitation for deducting miscellaneous itemized deductions. Maturities and withdrawals of principal from all other certificates will generally not result in any taxable gain or loss.
A certificate’s basis is adjusted as OID accrues, including adjustments to OID during the certificate’s term and adjustments to OID at term-end. Maturities and withdrawals of principal from Ameriprise Step-Up Rate Certificates will generally not result in any taxable gain or loss. Although Ameriprise Step-Up Rate Certificates also may be subject to the CPDI rules described above, the rate of OID accrual will be the same as the rate of interest. If the holder of an Ameriprise Step-Up Rate Certificate elects to step-up to a higher rate of interest during the term, the rate of OID accrual will be adjusted to reflect the higher rate.
Certain high-income individuals (as well as estates and trusts) are subject to a 3.8% net investment income surtax. For individuals, the 3.8% tax applies to the lesser of (1) the amount by which the taxpayer’s modified adjusted gross income exceeds certain threshold amounts or (2) the taxpayer’s “net investment income.” For this purpose, net investment income includes interest and OID (if any) on certificates.
TAX REPORTING
Each calendar year we provide the certificate owners and the IRS with reports of all interest and original issue discount (“OID”) of $10 and above credited or accrued to certificate owners’ accounts on Form 1099-INT, Interest Income, or Form 1099-OID, Original Issue Discount, as appropriate. Withdrawals are reported to certificate owners and the IRS on Form 1099-B, Proceeds from Broker and Barter Exchange Transactions because a surrender or redemption from a certificate is treated as a sale of a security. Under current rules the adjusted basis of a certificate issued on or after January 1, 2016 will be reported to certificate owners and the IRS on Form 1099-B.

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The tax reporting for interest income on a certificate will vary by product. Interest on the Ameriprise Step-Up Rate Certificate will be reported as original issue discount (“OID”).
FOREIGN INVESTORS
U.S. law requires withholding and reporting on certain transactions on accounts owned by foreign investors, including nonresident aliens and foreign entities. The IRS requires that these investors certify non-U.S. status and, if applicable, treaty eligibility, by completing one of the Forms W-8, available at www.irs.gov. Nonresident alien individuals must provide us with one of the Forms W-8. Failure to provide Form W-8 may result in backup withholding on interest, OID, withdrawals, and redemptions. Other new rules will require additional reporting for foreign entities, such as foreign financial institutions. ACC does not accept foreign entity clients as certificate purchasers.
Interest and OID on your certificate is “portfolio interest” as defined in U.S. Internal Revenue Code Section 871(h). Portfolio interest received by a nonresident individual or a foreign corporation from sources within the United States is generally not subject to U.S. tax. Even though your interest income and OID is not taxed by the U.S. government, it will be reported at year end to you and to the U.S. government on a Form 1042-S, Foreign Person’s U.S. Source Income Subject to Withholding. The United States participates in various tax treaties with foreign countries, which provide for sharing of tax information between the United States and such foreign countries. Under the Foreign Account Tax Compliance Act (FATCA – Internal Revenue Code §§1471-1474 and Treasury Regulations), a withholding agent may be required to withhold 30% of distributions paid after June 30, 2014 and gross proceeds paid after December 31, 2016 to (i) a foreign financial institution (including non-U.S. investment funds) unless such foreign financial institution agrees to verify, report, and disclose certain of its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address, and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specific requirements.
RETIREMENT ACCOUNTS
If these certificates are held in an IRA or other qualified plan account, certain income tax rules apply to withdrawals.
Income Tax Withholding: When you take a distribution from an IRA, 10% of the amount must be withheld for federal income taxes, unless you elect not to have the tax withholding apply. When you take a distribution from a qualified plan account, such as a 401(k), 20% of the amount must be withheld for federal income taxes unless the distribution is directly rolled over to another qualified plan or IRA. Distributions that are not eligible to be rolled over, such as required

20	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

minimum distributions, are not subject to 20% mandatory withholding but may be subject to the 10% withholding described above.
The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.
Tax Penalties: In general, distributions from IRAs and other qualified plan accounts are also subject to a 10% premature distribution penalty tax unless the distribution is made after age 59 1⁄2 or to your beneficiaries following your death, or you are disabled. Other exceptions may also apply.
Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.
These certificates may not be available for all types of retirement accounts.
YOUR TIN AND BACKUP WITHHOLDING
As with any financial account you open, as a U.S. taxpayer (including a U.S. citizen, resident alien, and sometimes a U.S. entity), you must list your correct taxpayer identification number (TIN), which is generally your Social Security Number, Individual Taxpayer Identification Number, or Employer Identification Number. You must certify your TIN under penalties of perjury on your application when you open an account.
If you don’t provide and certify the correct TIN, you could be subject to backup withholding or FATCA withholding as a presumed foreign entity. You could also be subject to backup withholding because you failed to report interest on your tax return as required. You could also be subject to IRS penalties, such as:
•	a $50 penalty for each failure to supply your correct TIN;
•	a civil penalty of $500 if you make a false statement that results in no backup withholding; and
•	criminal penalties for falsifying information.
If you are not a U.S. taxpayer, you must provide the appropriate IRS Form W-8 to certify your non-U.S. status. There are various Forms W-8 for different types of taxpayers. The most common Form W-8 is Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals).
For details on TIN requirements or for forms to certify your U.S. or non-U.S. status, ask your financial advisor or contact your local Ameriprise Financial Services office. You also may obtain Form W-9, Request for Taxpayer Identification Number and Certification, or Form W-8 on the internet at irs.gov.

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How Your Money is Used and Protected
INVESTED AND GUARANTEED BY ACC
ACC, a wholly-owned subsidiary of Ameriprise Financial, issues Ameriprise Certificates. ACC is the largest issuer of face-amount certificates in the United States, with total assets of more than $4.5 billion and a net worth in excess of $239 million on December 31, 2014.
We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:
•	interest to certificate owners; and
•	various expenses, including taxes, fees to Columbia Management Investment Advisers, LLC for advisory and other services, distribution fees to Ameriprise Financial Services, selling agent fees to selling agents, custody fees to Ameriprise Trust Company or any subcustodian of Ameriprise Trust Company, and transfer agent fees to Columbia Management Investment Services Corp.
For a review of significant events relating to our business, see Item 7. Management’s Narrative Analysis in the ACC’s Annual Report on Form 10-K for the year ended December 31, 2014. No national rating agency rates our certificates.
Most banks and thrifts offer investments known as CDs that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.
REGULATED BY GOVERNMENT
Because Ameriprise Certificates are securities, their offer and sale are subject to regulation under federal and state securities laws. Ameriprise Certificates are face-amount certificates. Each certificate is not a bank product, an equity investment, a form of life insurance or an investment trust.
The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account. These investments back the value of all outstanding certificate accounts. Specifically, their amortized cost must exceed the required carrying value of the outstanding certificates by a prescribed amount. As of March 31, 2015, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than the prescribed amount. We are required to use amortized cost for these regulatory purposes. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying

22	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date. The amortized cost of an investment may not be equivalent to the market value of such investment. Therefore, if ACC sells investments it may receive less than amortized cost.
ACC has agreed with the SEC to maintain capital and surplus equal to 5% of outstanding liabilities on certificates (not including loans made on certificates in accordance with terms of some certificates that no longer are offered by ACC). ACC also has entered into a written understanding with the Minnesota Department of Commerce that ACC will maintain capital equal to 5% of the assets of ACC (less any loans on outstanding certificates). When computing its capital for these purposes, ACC values its assets on the basis of statutory accounting for insurance companies rather than generally accepted accounting principles. The statutory accounting rules are used pursuant to regulatory requirements and are used to calculate the required capital ratio. Generally accepted accounting principles are used to value all assets on ACC’s balance sheet.
BACKED BY OUR INVESTMENTS
The composition of the ACC portfolio at December 31, 2014 was as follows:
Type of investment	Net amount invested
Mortgage and other asset backed securities	70%
Corporate and other bonds	25%
Cash and cash equivalents	2%
Mortgage loans and other loans	3%
At December 31, 2014 about 90% of our securities portfolio (including bonds and preferred stocks) was rated investment grade by Moody’s Investors Service (Moody’s), Standard & Poor’s Ratings Services (S&P) and Fitch Ratings Ltd (Fitch) and an additional approximately 5% of the portfolio was deemed investment grade based on Columbia Management Investment Advisers, LLC’s internal analysis, using criteria similar to those used by Moody’s, S&P and Fitch, when a public rating did not exist. For additional information regarding securities ratings, please refer to Note 3 to the financial statements.
Most of our investments are on deposit with Ameriprise Trust Company, Minneapolis, or its subcustodian, although we also maintain separate deposits as required by certain states. Ameriprise Trust Company is a wholly-owned subsidiary of Ameriprise Financial. Copies of our December 31, 2014 Schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.

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INVESTMENT POLICIES
Columbia Management Investment Advisers, LLC serves as ACC’s investment adviser and invests the assets in ACC’s portfolio in accordance with ACC’s investment policy and applicable law. The following policies currently govern Columbia Management Investment Advisers, LLC investment decisions:
Debt securities
Most of our investments are in debt securities as referenced in the table in “Backed by Our Investments” under “How Your Money is Used and Protected.” Debt securities may include government obligations, asset-backed securities and bonds.
The prices of bonds generally fall as interest rates increase, and rise as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The prices of bonds below investment grade may react more to whether a company can pay interest and principal when due than to changes in interest rates. Below investment-grade bonds may experience greater price fluctuations than investment-grade bonds, and are more likely to experience a default, and sometimes are referred to as junk bonds. Under normal circumstances, at least 85% of the securities in ACC’s portfolio will be rated investment grade, or in the opinion of ACC’s investment adviser will be the equivalent of investment grade. Securities that are subsequently downgraded in quality may continue to be held by ACC and will be sold only when ACC’s investment adviser believes it is advantageous to do so.
At December 31, 2014, ACC held about 5% of its investment portfolio in investments rated below investment grade.
Foreign investments
We may invest up to 10% of our assets in certain foreign securities as permitted by applicable Minnesota law. This excludes Canadian securities.
Asset-backed securities
As noted previously in the discussion of debt securities, ACC may invest in certain asset-backed arrangements so long as certain underwriting conditions are met. Asset-backed arrangements include collateralized obligations (such as pools of mortgage and other loan obligations), partnership interests, and other pooled investment vehicles.
Real estate
We may invest in real estate, either directly or indirectly through a subsidiary of ACC. We expect such equity investments in real estate will be less than 10% of ACC’s assets. We may also invest in mortgage loans secured by real estate, so long as certain underwriting conditions are met.

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Purchasing securities on margin
We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.
Commodities
We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in “Financial transactions including hedges” in this section may be considered commodity contracts.
Underwriting
We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter (selling securities for others) under federal securities laws.
Borrowing money
From time to time we may establish a line of credit with banks if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to gain additional liquidity. As generally used by ACC for liquidity purposes, such agreements are agreements under which we sell a security for a relatively short period of time subject to the obligation of a buyer to resell and us to repurchase such security at a specified time and price which includes an agreed upon interest rate.
Lending securities
Through our custodian and its lending agent we may lend some of our securities to broker-dealers and receive cash or certain securities equal to at least 100% of the market value of the securities as collateral. We may invest cash received as collateral in short-term securities or in a money market fund. If the market value of the loaned securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 33 1⁄3% of ACC’s assets.
When-issued securities
Some of our investments in debt securities and loans originated by banks or investment banks are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these investments are available for sale, issued and delivered to us. We generally do not pay for these investments or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. ACC’s ability to

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invest in when-issued investments is not limited except by its ability to set aside cash or high quality investments to meet when-issued commitments. When-issued investments are subject to market fluctuations and they may affect ACC’s investment portfolio the same as owned securities.
Financial transactions including hedges
We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. ACC may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with ACC’s assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. There is no limit on ACC’s ability to enter into financial transactions to manage the interest rate risk associated with ACC’s assets and liabilities, but ACC does not foresee a likelihood that it will be feasible to hedge most or all of its assets or liabilities.
Illiquid securities
A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however, can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. ACC’s investment adviser will follow guidelines established by the board of directors and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of ACC’s investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, ACC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.
Other restrictions
There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover. However, ACC adheres to concentration and other limits as set forth in applicable Minnesota law governing ACC’s investments.

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General Information on Ameriprise Certificate Company and How it Operates
RELATIONSHIP BETWEEN ACC AND AMERIPRISE FINANCIAL, INC.
ACC was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on October 15, 1940, and began business as an issuer of face amount investment certificates on January 1, 1941. The company became a Delaware corporation on December 31, 1977, changed its name to IDS Certificate Company on April 2, 1984, to American Express Certificate Company on April 26, 2000, and to Ameriprise Certificate Company on August 1, 2005.
ACC files reports on Forms 10-K and 10-Q with the SEC. The public may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
Before ACC was created, Ameriprise Financial (formerly known as American Express Financial Corporation and, before that, IDS Financial Corporation), our parent company, had issued similar certificates since 1894.
CAPITAL STRUCTURE
ACC authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. Ameriprise Financial owns all of the outstanding shares.
SERVICE PROVIDERS
In connection with ACC’s business of issuing and distributing certificates and managing the assets that back the certificates it utilizes a number of service providers. ACC has entered into agreements with several entities, all of which are affiliated with ACC, to provide asset management and administrative services, distribution, transfer agent services, and custody.
INVESTMENT MANAGEMENT AND SERVICES
Under the Investment Advisory and Services Agreement, Columbia Management Investment Advisers, LLC acts as our investment adviser and is responsible for:
•	providing investment research,
•	making specific investment recommendations, and
•	executing purchase and sale orders according to our policy of seeking to obtain the best price and execution.
All these activities are subject to direction and control by our board of directors and officers. Our agreement with Columbia Management Investment Advisers,

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015	27

LLC requires annual renewal by our board, including a majority of directors who are not interested persons of Columbia Management Investment Advisers, LLC, Ameriprise Financial or ACC as defined in the federal Investment Company Act of 1940.
For its services, ACC pays Columbia Management Investment Advisers, LLC a monthly fee, equal on an annual basis to a percentage of the net invested assets of ACC.
Net invested assets are determined using Generally Accepted Accounting Principles (GAAP) and include the following items:
•	cash and cash equivalents;
•	accounts receivable for interest and dividends and securities sold;
•	accounts payables for invested assets purchased;
•	securities available for sale (including any segregated assets);
•	trading securities;
•	purchased equity index options;
•	written equity index options; and
•	mortgages.
Investment advisory and services fee rate
Included assets	Percentage of net invested assets
First $250 million	0.350%
Next $250 million	0.300
Next $500 million	0.250
Any amount over $1 billion	0.200
The fee paid to Columbia Management Investment Advisers, LLC for managing and servicing bank loans is 0.35% of the book value of the investment on an annual basis.
Investment advisory and services fee paid for the past three years
Year	Total fees
2014	$10,481,656
2013	$8,801,570
2012	$6,916,986
Other expenses payable by ACC: In addition to the investment management services described above, the Investment Advisory and Services Agreement also provides that ACC pays:
•	costs incurred by ACC in connection with the acquisition, management, servicing or disposition of real estate mortgages, real estate or property improvement loans;

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•	taxes;
•	depository and custodian fees incurred by ACC;
•	brokerage commissions and charges in the purchase and sale of ACC’s assets;
•	fees and expenses for services not covered by other agreements and provided to ACC at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of RiverSource Investments;
•	fees and expenses of ACC’s directors who are not officers or employees of Columbia Management Investment Advisers, LLC or its affiliates;
•	provision for certificate reserves (interest accrued on certificate owner accounts);
•	expenses of customer settlements not attributable to sales functions;
•	transfer agency fees and expenses;
•	filing fees and charges incurred by ACC in connection with filing documents with the State of Minnesota or its political subdivisions;
•	organizational expenses paid by ACC; and
•	expenses properly payable by ACC, approved by the ACC board of directors.
Under the Administration and Services Agreement between Columbia Management Investment Advisers, LLC and Ameriprise Financial, Columbia Management Investment Advisers, LLC delegates certain administrative and investment support services to Ameriprise Financial.
DISTRIBUTION
Under the Distribution Agreement between ACC and Ameriprise Financial Services, Ameriprise Financial Services receives compensation for the distribution of Ameriprise certificates as follows:
•	For Ameriprise Step-Up Rate Certificate:
•	0.075% of the initial investment on the issue day of the certificate, and
•	0.075% of the certificate’s reserve at the beginning of the second and subsequent quarters from issue date.
The distribution fee is not assessed to your certificate account.
Total distribution fees paid to Ameriprise Financial Services for all series of certificates amounted to $11,112,588 during the year ended December 31, 2014.
See Note 1 to the financial statements regarding deferral of distribution fee expense.
In addition, ACC may pay distributors additional compensation for distribution activities under certain circumstances. From time to time, ACC may pay or permit other promotional incentives, in cash or credit or other compensation.
ACC’s products are sold in the United States through a network of financial advisors who are either employees of or affiliated with Ameriprise Financial

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Services. Ameriprise Financial Services pays commissions to its financial advisors, and pays other selling expenses in connection with services to ACC. The financial advisors sell a range of investment products, both proprietary and non-proprietary, including products that may compete with certificates offered by ACC. Differences in the compensation structure associated with the various products that the financial advisors sell tend to create conflicts between the interests of the financial advisors’ clients and the interests of the financial advisors themselves. These conflicts are mitigated by regulatory standards that govern the financial advisors’ sales practices and Ameriprise Financial Services’ oversight of those sales practices. ACC’s board of directors, including a majority of directors who are not interested persons of Ameriprise Financial Services or ACC, approved the Distribution Agreement.
TRANSFER AGENT
Under the Transfer Agency Agreement, Columbia Management Investment Services Corp., a wholly-owned subsidiary of Ameriprise Financial, maintains certificate owner accounts and records. ACC pays Columbia Management Investment Services Corp. a monthly fee of one-twelfth of $26.00 per certificate owner account for this service.
CUSTODIAN
Under the Custody Agreement, Ameriprise Trust Company, a wholly-owned subsidiary of Ameriprise Financial, holds ACC’s assets in custody for the benefit of ACC. ACC pays Ameriprise Trust Company fees based on the assets held in custody for ACC as well as per transaction charges for certain types of transactions and out-of-pocket expenses. The agreement authorizes Ameriprise Trust Company to enter into subcustodial arrangements with other banks. On December 15, 2008, Ameriprise Trust Company entered into such subcustodial arrangements with JPMorgan Chase Bank, N.A.
DIRECTORS AND OFFICERS
The nomination and selection of the independent directors, directors who are not “interested persons” of ACC as defined in the Investment Company Act of 1940, is committed to the discretion of the incumbent independent directors. The full slate of directors is then submitted to ACC’s sole shareholder, Ameriprise Financial. The sole shareholder elects the board of directors that oversees ACC’s operations. The board annually elects the chairman and ACC’s executive officers for a term of one year.
We paid a total of $268,500 during 2014 to independent directors.
Experience and Qualifications
The following is a summary of the experience, qualifications, attributes and skills of each director that were among the criteria that led to the conclusion that each director should serve as a director in light of ACC’s business and structure.

30	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

References to the experience, qualifications, attributes and skills of directors are pursuant to requirements of the Securities and Exchange Commission, and are not holding out the board or any director as having any special expertise and shall not impose any greater responsibility or liability on any director or on the board.
Independent Board Members
Name, address, age	Position held with ACC and length of service	Principal occupations during past ten years	Other directorships	Committee memberships
Karen M. Bohn 6620 Iroquois Trail Edina, MN 55439 Born in 1953	Chair of the Board since 2009 Board member since 2001	President, Galeo Group LLC, a management consulting firm, since 1998; independent business consultant	Alerus Financial Corp., Otter Tail Corporation	Audit
Lorna P. Gleason 11 Red Cedar Lane Minneapolis, MN 55410 Born in 1956	Board member since 2011	President, Financial Assets Advisors, LLC, a consulting firm, since 2010; Senior Vice President, UMB, since 2010; Vice President and Senior Vice President, Wells Fargo, 2008-2010; Senior Managing Director, GMAC Health Capital, 2000-2007	None	Audit
Jean B. Keffeler* P.O. Box 1377 Livingston, MT 59047 Born in 1945	Board member since 1999	Retired business executive and independent management consultant, prior to 1991 held senior management positions with HealthOne Corporation and Control Data Corporation	None	Audit
Robert McReavy 11814 Shady Oak Lane Minnetonka, MN 55343 Born in 1959	Board member since 2012	COO, CFO and General Counsel, Jeffrey Slocum & Associates, from 2001 to 2006, Treasurer of Alliant Techsystems Inc.	None	Audit
*	Ms. Keffeler serves as a director of RiverSource Life Insurance Company of New York. RiverSource Life Insurance Company of New York is indirectly controlled by Ameriprise Financial or its affiliates.

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015	31

Board Member Affiliated with Ameriprise Certificate Company**
Name, address, age	Position held with ACC and length of service	Principal occupations during past ten years	Other directorships	Committee memberships
Abu M. Arif 7 World Trade Center Suite 3900 250 Greenwich Street New York, NY 10007 Born in 1967	Board member since 2013; President and Chief Executive Officer since August 2012	Senior Vice President AWM Business Development and General Manager Banking & Cash Solutions, since January 1, 2013; Senior Vice President & General Manager, AWM Cash and Payment Solutions Ameriprise Bank, FSB, 2007-2012; Vice President of Marketing Strategy & Retail Retirement Plans for Ameriprise Financial, Inc., 2005-2007; VP Strategic Planning & Business Development, American Express Co., 2000-2005	Ameriprise National Trust Bank	None
**	Interested person by reason of being an officer, director and/or employee of Ameriprise Financial or its affiliates.
Each director also has considerable familiarity with ACC, its investment adviser and service providers, as well as the regulatory requirements governing face-amount certificate companies and the responsibilities of investment company directors, as a result of his or her prior service as a director of ACC.
Board Structure
ACC’s board of directors manages the business affairs of ACC. The directors establish policies and review and approve contracts and their continuance. The directors regularly request and/or receive reports from the investment adviser, ACC’s other service providers and ACC’s Chief Compliance Officer (“CCO”). The board is comprised of five directors, four of whom (including the chairman) are independent directors. The board has established an audit committee comprised of all four independent directors. The Audit Committee is responsible for monitoring ACC’s accounting policies, financial reporting and internal control system, monitoring the work of ACC’s independent accountants and providing an open avenue of communication among the independent accountants, the internal audit department of Ameriprise Financial, Inc., ACC’s management and the board. ACC’s day-to-day operations are managed by the investment adviser and other service providers. The board and the Audit Committee meet periodically throughout the year to review ACC’s activities, including, among others, valuation matters and compliance with regulatory requirements, and to review contractual arrangements with service providers. The board has determined that

32	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

ACC’s leadership structure is appropriate given the number of certificates and the size and nature of ACC.
Risk Oversight
Consistent with its responsibility for oversight of ACC, the board, among other things, oversees risk management of ACC’s investment program and business affairs directly and through the committee structure that it has established. The board has appointed Ameriprise Financial’s Financial Risk Management Committee (“FRMC”) as the investment committee of ACC. FRMC is comprised of senior business managers and holds regularly scheduled meetings to review models projecting various interest rate scenarios and risk/return measures and their effect on various portfolios managed by the investment adviser, including that of ACC. FRMC’s objectives are to structure ACC’s portfolio of investment securities based upon the type and behavior of the certificates in the certificate reserve liabilities, to achieve targeted levels of profitability within defined risk parameters and to meet certificate contractual obligations. Risks to ACC include, among others, investment risk, credit risk, liquidity risk, valuation risk and operational risk, as well as the overall business risk relating to ACC. The board has adopted, and periodically reviews, policies and procedures designed to address these risks. Under the overall supervision of the board, the investment adviser and other service providers also have implemented a variety of processes, procedures and controls to address these risks. Different processes, procedures and controls are employed with respect to different types of risks. These processes include those that are embedded in the conduct of regular business by the board and in the responsibilities of officers of ACC and other service providers.
The board requires senior officers of ACC, including the President and CCO, to report to the full board on a variety of matters at regular and special meetings of the board and the Audit Committee, as applicable, including matters relating to risk management. The Ameriprise Risk & Control Services Department also reports regularly to the Audit Committee on ACC’s internal controls and accounting and financial reporting policies and practices. The Audit Committee also receives reports from ACC’s independent registered public accounting firm on internal control and financial reporting matters. On at least a quarterly basis, the board meets with ACC’s CCO to discuss issues related to portfolio compliance and, on at least an annual basis, receives a report from the CCO regarding the effectiveness of ACC’s compliance program. In addition, the board receives reports from the investment adviser on the investments and securities trading of ACC, as well as reports on reserve levels. The board also receives reports from ACC’s primary service providers on a periodic or regular basis, including the investment adviser as well as ACC’s custodian, distributor and transfer agent.

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015	33

Compensation of Board Members
Total compensation. The following table shows the total compensation paid to independent directors during 2014:
Independent Directors	Total Cash Compensation
Karen M Bohn	$81,000
Lorna P. Gleason	$57,000
Jean Keffeler	$73,500
Robert McReavy	$57,000

Interested Director	Total Cash Compensation
Abu M. Arif	$0.00
For service in 2014, the independent directors received an annual retainer of $36,000 for service on the board, with an additional $12,000 for service as Chair of the Audit Committee and $24,000 for service as Chair of the Board. Each independent director also receives a fee of $3,000 for attendance at each board meeting and $1,500 for attendance at each audit committee meeting. The independent directors are reimbursed for any out-of-pocket expenses relating to attendance at such meetings.
Executive Officers
Name, address, age	Position held with ACC and length of service	Principal occupations during past five years	Other directorships	Committee memberships
Abu M. Arif 7 World Trade Center Suite 3900 250 Greenwich Street New York, NY 10007 Born in 1967	Board member since 2013; President and Chief Executive Officer since August 2012	Senior Vice President AWM Business Development and General Manager Banking & Cash Solutions, since January 1, 2013; Senior Vice President & General Manager, AWM Cash and Payment Solutions Ameriprise Bank, FSB, 2007-2012; Vice President of Marketing Strategy & Retail Retirement Plans for Ameriprise Financial, Inc., 2005-2007; VP Strategic Planning & Business Development, American Express Co., 2000-2005	Ameriprise National Trust Bank	None

34	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

Name, address, age	Position held with ACC and length of service	Principal occupations during past five years	Other directorships	Committee memberships
Ross Palacios 1128 Ameriprise Financial Center Minneapolis, MN 55474 Born in 1952	Vice President and Chief Financial Officer since 2009	Senior Vice President and Lead Financial Officer Advice and Wealth Management since 2009; Vice President and Lead Financial Officer Ameriprise Bank, 2008-2009; Sarbanes-Oxley Implementation Leader, Ameriprise Financial, Inc., 2006-2008; Senior Vice President and Chief Financial Officer, American Express Travel Related Services International, Inc., 2000-2007		None
David K. Stewart 802 Ameriprise Financial Center Minneapolis, MN 55474 Born in 1953	Vice President, Controller and Chief Accounting Officer since 2004	Senior Vice President and Controller, Ameriprise Financial and Ameriprise Financial Services since 2002		None
Tara Tilbury 5228 Ameriprise Financial Center Minneapolis, MN 55474 Born in 1974	Vice President, General Counsel and Secretary since November 2014 (previously Assistant Secretary, 2011-November 2014)	Vice President and Chief Counsel – Asset Management since 2014 (previously Vice President and Group Counsel 2009-August 2014); Vice President and Assistant Secretary, Columbia Management Investment Advisers, LLC since 2010; Vice President and Assistant Secretary, Columbia Management Investment Distributors, Inc., since 2010; Vice President and Assistant Secretary, Columbia Wanger Asset Management, LLC, since 2010; Chief Legal Officer and Assistant Secretary, Ameriprise Trust Company, since February 2015 (previously Assistant Secretary since 2009); Assistant Secretary for Columbia Funds and affiliated Funds since 2010.	None	None

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015	35

Name, address, age	Position held with ACC and length of service	Principal occupations during past five years	Other directorships	Committee memberships
Greg D. Sterner 1581 Ameriprise Financial Center Minneapolis, MN 55474 Born in 1969	Chief Operating Officer since 2014	President & CEO, Ameriprise National Trust Bank since 2013; Vice President & COO, Ameriprise Bank, FSB, 2006-2013		None
Thomas P. McGuire 225 Franklin Street BX 29 20661 Boston, MA 02110 Born in 1972	Chief Compliance Officer since 2010	Vice President, Asset Management Compliance, Ameriprise Financial, Inc. since 2010; Compliance Executive, Bank of America, 2005-2010		None
The officers and directors as a group beneficially own less than 1% of the common stock of Ameriprise Financial.
ACC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and schedules as of and for the year ended December 31, 2014 appearing in ACC’s Annual Report (Form 10-K) for the year ended December 31, 2014, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.
Additional Information
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
To the extent and only to the extent that any statement in a document incorporated by reference into this prospectus is modified or superseded by a statement in this prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this prospectus. The Annual Report on Form 10-K for the year ended December 31, 2014 previously filed by ACC with the SEC under the Securities Exchange Act of 1934 is incorporated by reference into this prospectus.
ACC will furnish you without charge a copy of any or all of the documents incorporated by reference into this prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so

36	AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015

upon receipt of your request. You can contact us at the address listed on the back cover of this prospectus. Also you can access this document at ameriprise.com/cash-cards-and-lending/certificates.asp.
AVAILABLE INFORMATION
This prospectus is part of a registration statement we file with the SEC. Additional information on ACC and Ameriprise certificates is available in the registration statement and other materials we file. You can obtain copies of these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to this prospectus, information incorporated by reference is available on the EDGAR Database on the SEC’s internet site at sec.gov.

AMERIPRISE STEP-UP RATE CERTIFICATE PROSPECTUS - 2015	37

Quick telephone reference
(800) 862-7919	Ameriprise Financial Account value, cash transaction information, current rate information (automated response for Touchtone® phones only)
(800) 862-7919	Ameriprise Financial Withdrawals, transfers, inquiries
(800) 846-4852	TTY Service For the hearing impaired
Ameriprise Certificate Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
Website address:
ameriprise.com
Distributed by
Ameriprise Financial Services, Inc.
Investment Company Act File #811-00002	S-6000 AL (4/15)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item

Number

Item 13. Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

The By-Laws of Ameriprise Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or was or is serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

N/A

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

1(a)	Distribution Agreement, dated Dec. 31, 2006, between ACC and Ameriprise Financial Services, Inc. filed electronically on or about Feb. 26, 2007 as Exhibit 1 to Post-Effective Amendment No. 35 to Registration Statement No. 2-95577 for Ameriprise Flexible Savings Certificate is incorporated by reference.

1(b)	Exhibit A to Distribution Agreement, effective May 15, 2012, filed electronically on or about February 27, 2013 as Exhibit 10(b) to Ameriprise Certificate Company Form 10-K filing is incorporated by reference.

1(c)	Second Amendment to Distribution Agreement, effective September 19, 2014, filed electronically on November 14, 2014 as Exhibit 1(c) to Registrant’s Initial Registration Statement is incorporated by reference.

2	Not Applicable.

3(a)	Amended and Restated Certificate of Incorporation of American Express Certificate Company, dated Aug. 1, 2005, filed electronically on or about March 10, 2006 as Exhibit 3(a) to Ameriprise Certificate Company’s 2005 annual report on Form 10-K is incorporated by reference.

3(b)	By-Laws of Ameriprise Certificate Company, filed electronically on or about November 5, 2010 as Exhibit 3(b) to Ameriprise Certificate Company’s Form 10-K, are incorporated herein by reference.

4	Not Applicable.

5	An opinion and consent of counsel as to the legality of the securities being registered, filed electronically as Exhibit 5 to Post-Effective Amendment No. 24 to Registration Statement No. 2-95577 is incorporated by reference.

6 through 9 None.

10(a)	Investment Advisory and Services Agreement, dated Dec. 31, 2006, between ACC and RiverSource Investments, LLC, now known as Columbia Management Investment Advisers, LLC, filed electronically on or about Feb. 26, 2007 as Exhibit 10(a) to Post-Effective Amendment No. 35 to Registration Statement No. 2-95577 for Ameriprise Flexible Savings Certificate is incorporated by reference.

10(b)	Administration and Services Agreement, dated Oct. 1, 2005, between RiverSource Investments, LLC, now known as Columbia Management Investment Advisers, LLC, and Ameriprise Financial, Inc. filed electronically on or about March 10, 2006 as Exhibit 10(s) to Ameriprise Certificate Company’s 2005 annual report on Form 10-K is incorporated by reference.

10(c)	Depositary and Custodial Agreement, dated Dec. 31, 2006, between ACC and Ameriprise Trust Company, filed electronically on or about Feb. 26, 2007 as Exhibit 10(c) to Post-Effective Amendment No. 35 to Registration Statement No. 2-95577 for Ameriprise Flexible Savings Certificate is incorporated by reference.

10(c)(i)	Amendment, dated December 15, 2008, to the Depositary and Custodial Agreement, dated December 31, 2006, between Ameriprise Certificate Company and Ameriprise Trust Company, filed electronically on April 25, 2014 as Exhibit 10(c)(i) to Post-Effective Amendment No. 45 to Registration Statement No. 2-95577 for Ameriprise Flexible Savings Certificate is incorporated by reference.

10(d)	Transfer Agent Agreement, dated Dec. 31, 2006 between ACC and RiverSource Service Corporation, now known as Columbia Management Investment Services Corp., filed electronically on or about Feb. 26, 2007 as Exhibit 10(e) to Post-Effective Amendment No. 35 to Registration Statement No. 2-95577 for Ameriprise Flexible Savings Certificate is incorporated by reference.

10(e)	First Amendment to Transfer Agent Agreement, dated January 1, 2013, filed electronically on or about February 27, 2013 as Exhibit 10(d) to Ameriprise Certificate Company Form 10-K filing is incorporated herein by reference.

10(f)	Capital Support Agreement by and between Ameriprise Financial, Inc. and Ameriprise Certificate Company, dated as of March 2, 2009, filed electronically on or about March 2, 2009 as Exhibit 10(f) to Ameriprise Certificate Company’s Form 10-K is incorporated by reference.

10(f)(i)	First Amendment, dated April 30, 2014, to the Capital Support Agreement by and between Ameriprise Financial, Inc. and Ameriprise Certificate Company, dated as of March 2, 2009, filed electronically on April 30, 2014 as Exhibit 10(f)(i) to Post-Effective Amendment No. 42 to Registration Statement No. 333-46683 for Ameriprise Market Strategy Certificate is incorporated by reference.

11 through 13 None

14(a)	Code of Ethics under Rule 17j-1 for Ameriprise Certificate Company effective August 21, 2013, filed electronically on or about November 4, 2013 as Exhibit 14(a) to Ameriprise Certificate Company’s Form 10-K, is incorporated herein by reference.

14(b)	Code of Ethics adopted under Rule 17j-1 for Ameriprise Certificate Company’s investment adviser, effective on or about December 8, 2014, filed electronically on November 14, 2014 as Exhibit (14)(b) to Registrant’s Initial Registration Statement is incorporated by reference.

14(c)	Code of Ethics under Rule 17j-1 for Ameriprise Certificate Company’s underwriter, dated December 2014, filed electronically on February 25, 2015 as Exhibit (14)(c) to Ameriprise Certificate Company’s Form 10-K, is incorporated by reference.

15 through 22 None

23	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP) is filed electronically herewith as Exhibit 23 to Registrant’s Pre-Effective Amendment No. 1 to Registration Statement No. 333-200195.

24(a)	Directors’ Power of Attorney, dated February 25, 2015, is filed electronically herewith as Exhibit 24(a) to Registrant’s to Registrant’s Pre-Effective Amendment No. 1 to Registration Statement No. 333-200195.

24(b)	Power of Attorney, dated February 25, 2015, is filed electronically herewith as Exhibit 24(b) to Registrant’s to Registrant’s Pre-Effective Amendment No. 1 to Registration Statement No. 333-200195.

25 through 27 None.

(b)	The financial schedules for Ameriprise Certificate Company filed electronically on February 25, 2015 with Ameriprise Certificate Company’s 2014 annual report filed on Form 10-K are incorporated by reference.

Item 17. Undertakings.

Without limiting or restricting any liability on the part of the other, Ameriprise Financial Services, Inc., as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. Ameriprise Financial Services, Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of Ameriprise Financial Services, Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to Indemnification of Officers and Directors as permitted by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 24, 2015.

AMERIPRISE CERTIFICATE COMPANY

By:	/s/ Abu M. Arif
Abu M. Arif
President

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities indicated on April 24, 2015.

Signature	Capacity

/s/ Abu M. Arif	President and Director
Abu M. Arif	(Principal Executive Officer)

/s/ Ross Palacios	Vice President and Chief Financial Officer
Ross Palacios	(Principal Financial Officer)

/s/ David K. Stewart	Vice President, Controller and
David K. Stewart	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Karen M. Bohn*	Director
Karen M. Bohn

/s/ Jean B. Keffeler*	Director
Jean B. Keffeler

/s/ Lorna P. Gleason*	Director
Lorna P. Gleason

/s/ Robert McReavy*	Director
Robert McReavy

*	Signed pursuant to Directors’ Power of Attorney, dated February 25, 2015, filed electronically herewith as Exhibit 24(a) to Registrant’s Pre-Effective Amendment No. 1, by:

By:	/s/ Tara Tilbury
Tara Tilbury

EXHIBIT INDEX

23	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).

24(a)	Directors’ Power of Attorney, dated February 25, 2015.

24(b)	Power of Attorney, dated February 25, 2015.